[BRINKER CAPITAL, INC. LETTERHEAD]

November 22, 2013

Mr. Jeremy O. May

President and Chairman

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”) – Crystal Strategy Absolute Income Fund, Crystal Strategy Absolute Return Fund and Crystal Strategy Leveraged Alternative Fund (the “Funds”)

Dear Mr. May:

This letter confirms the agreement of Brinker Capital, Inc. (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Funds.

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Crystal Strategy Absolute Income Fund, the Crystal Strategy Absolute Return Fund and the Crystal Strategy Leveraged Alternative Fund (excluding Distribution and Service (12b-1) Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to an annual rate of 1.10%, 1.15% and 1.25%, respectively, through January 31, 2015. The Adviser will reduce the fee payable with respect to the Funds to the extent of such excess and/or shall reimburse the Funds (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Funds in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Funds are effective as of November 22, 2013 and shall continue at least through January 31, 2015.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Funds will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

BRINKER CAPITAL, INC.

By:	/s/ Noreen D. Beaman
Name: Noreen D. Beaman
Title: Chief Executive Officer

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President

2